Exhibit 99.1

Catalyst Pharmaceuticals Announces Issuance of U.S. Patent 11,060,128 a

Method of Use Patent with Claims Covering Firdapse®

-    New patent bolsters intellectual property protection for Firdapse®

-    First in a family of four pending patents for Firdapse® to issue

CORAL GABLES, Fla., July 19, 2021 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (“Catalyst”) (Nasdaq: CPRX), a commercial-stage, patient-centric biopharmaceutical company focused on in-licensing, developing and commercializing novel high-quality medicines for patients living with rare diseases, today announced that the United States Patent and Trademark Office (USPTO) has issued a new U.S. patent to Catalyst Pharmaceuticals for Firdapse® (amifampridine) Tablets 10mg, U.S. Patent No. 11,060,128, Methods of Administering 3,4-diaminopyridine.

“We are pleased that this second patent for Firdapse® has been issued and believe that it further enhances our intellectual property protection for Firdapse®”, said Patrick J. McEnany, Chairman and Chief Executive Officer of Catalyst. Mr. McEnany added, “We remain committed to serving the neuromuscular community by continuing to investigate Firdapse® for other rare neurodegenerative diseases. We also look forward to results from various studies, that if positive, could strengthen the value proposition for the Firdapse® brand.”

“This patent is directed to innovative methods of administering amifampridine to slow metabolizers of amifampridine for the treatment of LEMS,” commented Steven Miller, Ph.D., Chief Operating Officer and Chief Scientific Officer of Catalyst. Dr. Miller added, “We will submit a request to the FDA that this patent be listed in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the FDA’s Orange Book), which is published by the United States Food and Drug Administration. This new patent is the first in a group of four pending patents to issue, and we are cautiously optimistic that the U.S. Patent and Trademark Office will find the other pending patents allowable as well.”

Amifampridine is extensively metabolized by N-Acetyl Transferase, type 2 (or NAT2) and the rate of this metabolism can be quite variable in patients. The patent is directed to the use of suitable doses of amifampridine to treat patients suffering with Lambert-Eaton myasthenic syndrome (LEMS), that are slow metabolizers of amifampridine. Any drug product containing amifampridine with a label for the treatment of LEMS, that states the patented dosing regimens and doses in the Dosing and Administration section of a product label could possibly infringe this patent.

About Firdapse®

Firdapse® (amifampridine) Tablets 10 mg is an oral, nonspecific, voltage-dependent, potassium (K+) channel blocker that causes depolarization of the presynaptic membrane and slows or inhibits repolarization. This action results in the opening of slow voltage-dependent calcium (Ca2+) channels, allowing for a subsequent influx of Ca2+. In turn, it induces the exocytosis of synaptic vesicles containing Acetylcholine (ACh) to release more ACh into the synaptic cleft, enhancing neuromuscular transmission, and providing for improved muscle function.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage, patient-centric biopharmaceutical company focused on in-licensing, developing and commercializing novel high-quality medicines for patients living with rare diseases. With exceptional patient focus, Catalyst is committed to developing a robust pipeline of cutting-edge, first- or best-in-class medicines for other rare diseases. Catalyst’s New Drug Application for Firdapse® (amifampridine) Tablets 10 mg for the treatment of adults with LEMS was approved in 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse® is commercially available in the United States as a treatment for adults with LEMS. Further, in July 2020 Canada’s national healthcare regulatory agency, Health Canada, approved the use of Firdapse® (amifampridine) for the treatment of adult patients in Canada with LEMS.

Firdapse® is currently being evaluated in clinical trials for the treatment of MuSK-MG and has received Orphan Drug Designation from the FDA for myasthenia gravis.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) the scope of protection from competition provided by this patent, (ii) whether any of Catalyst’s other pending patents for Firdapse® will be issued, and (iii) those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2020 and Catalyst’s other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Media Contact David Schull Russo Partners (212) 845-4271 david.schull@russopartnersllc.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

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